Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Epizyme, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	Other	2,733,333 shares(2)	$1.41(3)	$3,854,000(3)	$92.70 per $1,000,000	$357.27

Equity	Common Stock, $0.0001 par value per share	Other	42,500 shares(4)	$5.31(5)	$225,675(5)	$92.70 per $1,000,000	$20.93

Equity	Common Stock, $0.0001 par value per share	Other	37,500 shares(4)	$5.31(5)	$199,125(5)	$92.70 per $1,000,000	$18.46

Equity	Common Stock, $0.0001 par value per share	Other	125,866 shares(4)	$5.19(5)	$653,244.54(5)	$92.70 per $1,000,000	$60.56

Equity	Common Stock, $0.0001 par value per share	Other	42,500 shares(4)	$4.44(5)	$188,700(5)	$92.70 per $1,000,000	$17.50

Equity	Common Stock, $0.0001 par value per share	Other	28,333 shares(6)	$1.41(3)	$39,949.53(3)	$92.70 per $1,000,000	$3.71

Equity	Common Stock, $0.0001 par value per share	Other	25,000 shares(6)	$1.41(3)	$35,250(3)	$92.70 per $1,000,000	$3.27

Equity	Common Stock, $0.0001 par value per share	Other	25,289 shares(6)	$1.41(3)	$35,657.49(3)	$92.70 per $1,000,000	$3.31

Equity	Common Stock, $0.0001 par value per share	Other	28,333 shares(6)	$1.41(3)	$39,949.53(3)	$92.70 per $1,000,000	$3.71

Total Offering Amounts					$585,727.90		$488.72

Total Fee Offsets							$—

Net Fee Due							$488.72

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Represents an automatic annual increase on January 1, 2022 to the number of shares reserved for issuance under the 2013 Stock Incentive Plan and the 2013 Employee Stock Purchase Plan and consists of (i) 2,500,000 additional shares issuable under the 2013 Stock Incentive Plan and (ii) 233,333 additional shares issuable under the 2013 Employee Stock Purchase Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $1.41, the average of the high and low price of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on February 24, 2022.

(4)

Consists of shares of Common Stock issuable under new hire inducement stock option awards granted between August 16, 2021 and November 1, 2021 to certain employees of the registrant as an inducement material to entry into employment with the registrant in accordance with Nasdaq Listing Rule 5635(c)(4).

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated based on the exercise price of the options outstanding under the applicable inducement stock option awards.

(6)

Consists of shares of Common Stock issuable under new hire inducement restricted stock unit awards granted between August 16, 2021 and November 1, 2021 to certain employees of the registrant as an inducement material to entry into employment with the registrant in accordance with Nasdaq Listing Rule 5635(c)(4).